Exhibit 99.1

NEWS RELEASE

Corporate Headquarters:
Dorman Products, Inc.
3400 East Walnut Street
Colmar, Pennsylvania 18915
Fax: (215) 997-8577

For Further Information Contact:	Visit our Home Page:
Matthew S. Kohnke, CFO	www.dormanproducts.com
(215) 997-1800 x 5182
E-mail: MKohnke@dormanproducts.com

Dorman Products, Inc. Reports Sales and Earnings for the Second Quarter Ended June 25, 2011

Colmar, Pennsylvania (July 26, 2011) – Dorman Products, Inc. (NASDAQ:DORM) today announced financial results for the second quarter ended June 25, 2011.

Revenues for the three months ended June 25, 2011 increased 14% over the prior year to $131.6 million from $115.0 million last year. Net income in the second quarter of 2011 was up 11% to $12.7 million from $11.5 million in the same period last year. Diluted earnings per share in the second quarter of 2011 rose 11% to $0.70 from $0.63 in the same period last year.

For the six months ended June 25, 2011 and June 26, 2010:

•	Revenues in 2011 increased 20% over the prior year to $256.0 million from $214.0 million. Revenue growth was driven primarily by strong overall demand for our products and higher new product sales.

•	Net income in 2011 was up 19% to $25.1 million from $21.1 million last year. Diluted earnings per share in 2011 rose 18% to $1.38 from $1.17 in 2010.

•	Gross profit margin was 36.0% in 2011 compared to 37.9% in 2010. The decrease in margin percent is primarily the result of an increase in transportation costs and an unfavorable change in sales mix.

•

Selling, general and administrative expenses increased 13% in 2011 to $52.5 million from $46.3 million in 2010, but were down as a percentage of sales from 21.6% in 2010 to 20.5% in 2011. The spending increase was primarily the result of higher variable costs related to our sales increase and investments in new product development initiatives.

•	Our effective tax rate decreased to 36.4% from 39.1% in the prior year due to the 2011 receipt of tax-exempt life insurance proceeds used to fund an officer’s death benefit.

•	Operating cash flow for 2011 was $19.1 million compared to $16.7 million in 2010. Cash on hand as of June 25, 2011 was $38.8 million.

Mr. Steven Berman, Chairman and Chief Executive Officer, said, “Second quarter sales growth was strong, but down from recent growth levels as a result of inventory reduction efforts by a few customers. However, new product revenues remained strong, and we introduced over 1,000 New to the Aftermarket products during the first half of the year. We are on pace to introduce a record number of New to the Aftermarket products in 2011. During the quarter we completed construction on a 177,800 square foot addition to our Warsaw, Kentucky facility which will provide much needed space as we continue to expand our business.”

Dorman Products, Inc. is a leading supplier of Dealer “Exclusive” automotive replacement parts, automotive hardware, brake products, and household hardware to the Automotive Aftermarket and Mass Merchandise markets. Dorman products are marketed under the Dorman (R), OE Solutions (TM), HELP! (R), AutoGrade (TM), First Stop (TM), Conduct-Tite (R), renew (TM), TECHoice (TM), Symmetry (R) and Scan-Tech (R) brand names.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. Factors that could cause actual results to differ materially include, but are not limited to, those factors discussed in the Company’s 2010 Annual Report on Form 10-K under Item 1A - Risk Factors.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per-share amounts)

	13 Weeks		13 Weeks
Second Quarter (unaudited)	6/25/11	Pct.	6/26/10	Pct.
Net sales	$131,619	100.0	$115,009	100.0
Cost of goods sold	84,857	64.5	71,681	62.3
Gross profit	46,762	35.5	43,328	37.7
Selling, general and administrative expenses	26,312	20.0	24,230	21.1
Income from operations	20,450	15.5	19,098	16.6
Interest expense, net	49	—	58	—
Income before income taxes	20,401	15.5	19,040	16.6
Provision for income taxes	7,654	5.8	7,555	6.6
Net income	$12,747	9.7	$11,485	10.0
Earnings per share:
Basic	$0.71	—	$0.65	—
Diluted	$0.70	—	$0.63	—
Average shares outstanding:
Basic	17,925	—	17,757	—
Diluted	18,227	—	18,127	—

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per-share amounts)

	26 Weeks		26 Weeks
Second Quarter (unaudited)	6/25/11	Pct.	6/26/10	Pct.
Net sales	$255,993	100.0	$213,985	100.0
Cost of goods sold	163,819	64.0	132,880	62.1
Gross profit	92,174	36.0	81,105	37.9
Selling, general and administrative expenses	52,534	20.5	46,308	21.6
Income from operations	39,640	15.5	34,797	16.3
Interest expense, net	119	0.1	123	0.1
Income before income taxes	39,521	15.4	34,674	16.2
Provision for income taxes	14,388	5.6	13,574	6.3
Net income	$25,133	9.8	$21,100	9.9
Earnings per share:
Basic	$1.40	—	$1.19	—
Diluted	$1.38	—	$1.17	—
Average shares outstanding:
Basic	17,898	—	17,723	—
Diluted	18,203	—	18,092	—

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands)

	6/25/11	12/25/10
Assets:
Cash and cash equivalents	$38,812	$30,463
Accounts receivable	102,305	101,851
Inventories	129,964	120,433
Deferred income taxes	12,974	12,135
Prepaid expenses	2,993	2,213
Total current assets	287,048	267,095
Property & equipment	35,485	28,790
Goodwill	26,553	26,553
Other assets	821	721
Total assets	$349,907	$323,159

Liabilities & Shareholders’ Equity:
Accounts payable	$37,608	$33,978
Accrued expenses and other	10,319	14,182
Total current liabilities	47,927	48,160
Other long-term liabilities	4,249	3,210
Deferred income taxes	8,991	8,636
Shareholders’ equity	288,740	263,153
Total Liabilities and Equity	$349,907	$323,159

Selected Cash Flow Information:

(in thousands)	13 Weeks (unaudited)		26 Weeks (unaudited)
	6/25/11	6/26/10	6/25/11	6/26/10
Depreciation and amortization	$1,867	$1,955	$3,726	$3,879
Capital Expenditures	$5,238	$2,174	$10,392	$4,168